Exhibit 99.1

Citizens Financial Group, Inc. Reports Third Quarter Net Income of

$449 million and EPS of $0.97

Underlying net income of $453 million up 1% with EPS of $0.98 up 5% year over year*

Record noninterest income up 19% year over year paced by strong results in mortgage banking

Tangible book value per share of $31.48 up 14% year over year

PROVIDENCE, RI (October 18, 2019) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported third quarter net income of $449 million, up 1% from $443 million in third quarter 2018, with earnings per share of $0.97, up 7% from $0.91 per share in third quarter 2018. Third quarter 2019 results reflect a net $4 million, or $(0.01) per share, after-tax reduction from notable items compared with a net $7 million, or $(0.02) per share, after-tax reduction in third quarter 2018 and a net $5 million, or $(0.01) per share, after-tax reduction in second quarter 2019.

On an Underlying basis, which excludes notable items,* third quarter 2019 net income available to common stockholders of $436 million decreased 2% from third quarter 2018 and 1% from second quarter 2019. Earnings per common share of $0.98 per share increased 5% from third quarter 2018 and 2% from second quarter 2019. Underlying third quarter 2019 ROTCE* of 12.6% compares with 13.5% in third quarter 2018 and 12.9% in second quarter 2019. Tangible book value per common share of $31.48 increased 14% from third quarter 2018 and 2% from second quarter 2019.

“We are pleased to report a strong quarterly result in spite of a challenging rate environment,” said Chairman and Chief Executive Officer Bruce Van Saun. “Our mortgage business provided a good offset to the pressure on net interest margin, and we feel we did a good job on managing down deposit costs. In addition, we are making solid progress on our TOP 6 program and related strategic initiatives, which bodes well for 2020 and beyond.”

Citizens also announced today that its board of directors declared a fourth quarter 2019 cash dividend of $0.36 per common share. The dividend is payable on November 13, 2019 to stockholders of record at the close of business on October 30, 2019. The quarterly common dividend is up 33% year over year.

*

Please see important information on Key Performance Metrics and Non-GAAP Financial Measures, as applicable, at the end of this release for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. Where there is a reference to “Underlying” results in a paragraph, all measures that follow these references are on the same basis, when applicable. References to “Underlying results before the impact of Acquisitions” exclude the impact of the acquisitions that occurred after second quarter 2018 and notable items, as applicable. Additional information regarding the impact of Acquisitions and notable items may be found in the Notable Items portion of this release. Throughout this release, references to balance sheet items are on an average basis and loans exclude held for sale unless otherwise noted. References to net interest margin are on a fully taxable equivalent (“FTE”) basis and all references to earnings per share represent fully diluted per common share. References to consolidated and/or commercial loans and loan growth include leases. Loans held for sale are also referred to as LHFS. The “Company” refers to Citizens. Current reporting-period regulatory capital ratios are preliminary. Select totals may not sum due to rounding.

Citizens Financial Group, Inc.

Third quarter 2019 vs. third quarter 2018

Key highlights

•	Third quarter results reflect revenue growth of 5%, with record noninterest income, up 19%, paced by strong results in mortgage banking fees, card fees and foreign exchange and interest rate products.

•

Third quarter 2019 results reflect a net $4 million after-tax reduction, or $(0.01) per share, from notable items compared with a net $5 million after-tax reduction, or ($0.01) per share, in second quarter 2019. Third quarter results also include the impact of an aircraft lease restructuring, which reflects our continuing efforts to accelerate the run down of the non-core lease portfolio. This transaction decreased pre-provision net revenue $3 million, as it increased other noninterest income $7 million, noninterest expense $10 million and net charge-offs and provision expense $5 million. Underlying results, before the impact of this lease restructuring, reflect relatively stable revenue growth, stable noninterest expense and provision expense of $96 million.*

•	Delivered an efficiency ratio of 59.4% and ROTCE of 12.4%; Underlying efficiency ratio of 58.2%, including an approximate 40 basis point impact from the lease restructuring, and ROTCE of 12.6%.*

•	Period-end loan-to-deposit ratio of 94.5% improved from 98.0%.

•	Tangible book value per common share of $31.48 increased 14%. Fully diluted average common shares outstanding decreased 30.5 million shares, or 6%.

Results

•	Total revenue increased $74 million, or 5%, reflecting strength in noninterest income and relatively stable net interest income.

•	Net interest income was relatively stable despite the challenging yield-curve environment, given 3% growth in interest-earning assets.

•

Net interest margin of 3.12% decreased 10 basis points, as an increase in funding costs tied to modestly higher short-term rates and growth, as well as higher securities premium amortization tied to significantly lower long-term rates was only partially offset by the benefit of higher interest-earning asset yields, given continued mix shift towards better-returning assets and modestly higher short-term rates.

•

Record noninterest income of $493 million increased $77 million, or 19%, driven by strong results in mortgage banking and card fees and growth in trust and investment services fees and foreign exchange and interest rate products. Noninterest income up 4% before the impact of Acquisitions and the lease restructuring.*

•

Noninterest expense increased 7%. On an Underlying basis, before the impact of Acquisitions and the lease restructuring,* noninterest expense of $905 million increased 3%, reflecting higher salaries and employee benefits, equipment and software expense and outside services, given the impact of merit increases, higher revenue-driven incentives and investments in strategic growth initiatives.

•

Provision expense of $101 million increased from $78 million in third quarter 2018, largely reflecting a small number of uncorrelated losses in commercial and continued seasoning in retail growth portfolios. Key credit metrics continue to reflect overall strong credit quality.

Citizens Financial Group, Inc.

•

ROTCE of 12.4% compares with 13.3% for third quarter 2018. Underlying ROTCE* of 12.6% compares with 13.5% for third quarter 2018 and reflects an approximate 75 basis point drag from higher tangible equity value, given the positive impact of lower long-term rates on securities valuations.

Balance Sheet

•	Average interest-earning assets increased $4.3 billion, or 3%, driven by 3% loan growth in both commercial and retail.

•

Average deposits increased $6.9 billion, or 6%, reflecting growth in savings, term deposits, checking with interest and money market accounts, partially offset by a decline in demand deposits. The average loan-to-deposit ratio improved to 94.6% from 97.4%; period-end loan-to-deposit ratio improved to 94.5% from 98.0% in third quarter 2018.

•	Nonperforming loans and leases (“NPLs”) to loans and leases ratio of 0.67% improved from 0.73%, reflecting a decrease in retail, partially offset by an increase in commercial.

•	Allowance coverage of NPLs of 159% improved from 149%.

•

Net charge-offs of 38 basis points of loans increased 8 basis points, reflecting an increase in commercial tied to a small number of uncorrelated losses and expected seasoning in retail growth portfolios.

•	Capital remains strong, with a common equity tier 1 (“CET1”) risk-based capital ratio of 10.3%.*

•	Repurchased 14.1 million shares of common stock at a weighted average price of $35.43 in the quarter. Including common dividends, returned $662 million in capital to shareholders.

Year-over-year update on plan execution

Consumer Banking

•	Continued balance sheet momentum, with 3% loan growth, including continued growth in more attractive risk-adjusted return categories; 10% deposit growth, including 6% growth in demand deposits.

•	Strong momentum in fee income categories. Generated record mortgage banking fees, up 139%, record card fees, up 11%, and strength in trust and investment services fees, up 12%.

•	Citizens Access®, our nationwide digital platform, attracted $5.6 billion of spot deposits through third quarter 2019.

Commercial Banking

•	Strong balance sheet performance with commercial loan growth of 4%, driven by geographic, product and client-focused expansion strategies.

•

Continue to benefit from investments in broadening and enhancing our capabilities, such as the continued migration to our upgraded cash management platform during the quarter and the addition of foreign exchange coverage professionals to compliment geographic expansion.

Efficiency and balance sheet optimization initiatives

•	Continued good execution on our TOP 5 program, which is expected to deliver pre-tax annualized run-rate benefit of approximately $105-$115 million by end of 2019, up $10 million from prior estimate.

Citizens Financial Group, Inc.

•	Work is underway to deliver new transformational TOP 6 program, with a target of approximately $300-$325 million in pre-tax run-rate benefit by year-end 2021.

•	Continued progress on Balance Sheet Optimization (“BSO”) initiatives to grow more attractive risk-adjusted return portfolios and optimize deposit mix.

Third quarter 2019 vs. second quarter 2019

Key highlights

•	Third quarter highlights include modestly higher revenue despite the impact of a challenging yield-curve environment.

•

ROTCE was 12.4%; Underlying ROTCE* of 12.6% compares with 12.9% in second quarter 2019. Underlying results* reflect an approximate 25 basis point drag from higher equity value, given the impact of lower long-term rates on securities valuations.

•	Tangible book value per common share of $31.48 increased 2%. Fully diluted average common shares outstanding decreased 12.2 million, or 3%.

•

Results reflect an efficiency ratio of 59.4%; Underlying efficiency ratio of 58.2%* compares with 58.0% in second quarter 2019, reflecting modestly higher revenue and well-controlled expenses, and includes an approximate 40 basis point increase related to the lease restructuring transaction.

Results

•	Total revenue of $1.6 billion was up modestly, as strength in noninterest income was partially offset by lower net interest income.

•

Net interest income of $1.1 billion decreased $21 million, as lower interest-earning asset yields, reflecting the impact of the challenging yield-curve environment and higher securities premium amortization, were only partially offset by the benefit of day count and a reduction in funding costs.

•

Net interest margin of 3.12% decreased 9 basis points as a reduction in interest-earning asset yields including the impact from higher securities premium amortization, was only partially offset by the benefit of lower funding costs, given lower short-term rates. Interest-bearing deposit costs decreased 6 basis points, reflecting strong pricing discipline.

•	Record noninterest income of $493 million increased $31 million, or 7%, with strong results in mortgage banking and card fees.

•

Noninterest expense of $973 million increased $22 million, or 2%, including the impact of notable items. On an Underlying basis,* noninterest expense of $954 million increased $10 million, or 1%, largely reflecting a $10 million impact from the lease restructuring transaction.

•	Provision expense of $101 million increased modestly from $97 million in the prior quarter, largely reflecting the impact of the lease restructuring transaction.

Balance sheet

•

Average interest-earning assets increased $152 million, reflecting an increase in loans held for sale tied to higher mortgage origination volumes, as well as growth in the investment portfolio. Loans decreased modestly from second quarter 2019 and were relatively stable excluding the impact of second quarter 2019 loan sales tied to balance sheet optimization initiatives.

•	Average deposits increased $769 million, reflecting growth in money market accounts, demand deposits and savings, partially offset by a reduction in term deposits and checking with interest.

Citizens Financial Group, Inc.

•	Average loan-to-deposit ratio improved to 94.6% from 95.6% in second quarter 2019; period-end loan-to-deposit ratio of 94.5% compares to 94.2% in second quarter 2019.

•	NPLs to loans and leases ratio of 0.67% and allowance coverage of NPLs of 159% remained relatively stable.

•

Net charge-offs of 38 basis points remained relatively stable as the impact of seasonally higher losses in auto and expected seasoning in other retail was partially offset by a reduction in commercial.

Earnings highlights:

	Quarterly Trends
				3Q19 change from
($s in millions, except per share data)	3Q19	2Q19	3Q18	2Q19			3Q18
Earnings				$/bps		%	$/bps		%
Net interest income	$1,145	$1,166	$1,148	$(21)		(2)%	$(3)		—%
Noninterest income	493	462	416	31		7	77		19
Total revenue	1,638	1,628	1,564	10		1	74		5
Noninterest expense	973	951	910	22		2	63		7
Pre-provision profit	665	677	654	(12)		(2)	11		2
Provision for credit losses	101	97	78	4		4	23		29

Net income	449	453	443	(4)		(1)	6		1
Preferred dividends	17	18	7	(1)		(6)	10		143
Net income available to common stockholders	$432	$435	$436	$(3)		(1)%	$(4)		(1)%

After-tax notable Items	4	5	7	(1)		(20)	(3)		(43)

Underlying net income*	$453	$458	$450	$(5)		(1)%	$3		1%
Underlying net income available to common stockholders*	$436	$440	$443	$(4)		(1)%	$(7)		(2)%

Average common shares outstanding
Basic (in millions)	445.7	458.2	476.0	(12.5)		(3)	(30.3)		(6)
Diluted (in millions)	447.1	459.3	477.6	(12.2)		(3)	(30.5)		(6)
Diluted earnings per share	$0.97	$0.95	$0.91	$0.02		2	$0.06		7

Underlying diluted earnings per share*	$0.98	$0.96	$0.93	$0.02		2%	$0.05		5%

Key performance metrics*
Net interest margin	3.10%	3.20%	3.20%	(10	) bps		(10	) bps
Net interest margin, FTE	3.12	3.21	3.22	(9)			(10)
Effective income tax rate	20.5	21.9	23.2	(140)			(270)
Efficiency ratio	59	58	58	99			120
Underlying efficiency ratio*	58	58	58	20			60
Return on average common equity	8.4	8.5	8.8	(19)			(47)
Return on average tangible common equity	12.4	12.8	13.3	(31)			(85)
Underlying return on average tangible common equity*	12.6	12.9	13.5	(31)			(92)
Return on average total assets	1.10	1.13	1.13	(3)			(3)
Underlying return on average total tangible assets*	1.16%	1.19%	1.20%	(3	) bps		(4	) bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	10.3%	10.5%	10.8%
Total capital ratio	13.0	13.4	13.4
Tier 1 leverage ratio	9.9%	10.1%	9.9%

Asset quality(2)
Nonperforming loans and leases as a % of loans and leases	0.67%	0.66%	0.73%	1	bps		(6	) bps
Allowance for loan and lease losses as a % of loans and leases	1.07	1.05	1.08	2			(1)
Allowance for loan and lease losses as a % of nonperforming loans and leases	159	159	149	(11)			NM
Net charge-offs as a % of average loans and leases	0.38%	0.36%	0.30%	2	bps		8	bps

1)	Current reporting-period regulatory capital ratios are preliminary.
2)	Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Notable items:

2019 quarterly results reflect notable items related to integration costs primarily tied to the August 1, 2018 Franklin American Mortgage Company (“FAMC”) acquisition, as well as third quarter 2019 costs related to strategic initiatives. These notable items have been excluded from reported results to better reflect Underlying operating results.*

Total estimated after-tax FAMC integration costs are expected to be in the $35-$45 million range, with the integration substantially complete by second quarter 2020. Cumulative after-tax integration costs related to FAMC totaled $29 million through the end of third quarter 2019.

Citizens Financial Group, Inc.

Notable items - integration costs*	3Q19			2Q19			3Q18			Cumulative after-tax integration costs
($s in millions, except per share data)	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	FAMC	Other	Total
Noninterest income	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(3)	$—	$(3)

Salaries & benefits	$(1)	$(1)	$—	$(2)	$(1)	$—	$(5)	$(4)	$(0.01)	$(10)	$—	$(10)
Occupancy	—	—	—	—	—	—	—	—	—	(1)	—	(1)
Outside services	(3)	(2)	(0.01)	(5)	(4)	(0.01)	(1)	(1)	—	(12)	(2)	(14)
Other expense	—	—	—	—	—	—	(3)	(2)	(0.01)	(3)	—	(3)

Noninterest expense	$(4)	$(3)	$(0.01)	$(7)	$(5)	$(0.01)	$(9)	$(7)	$(0.02)	$(26)	(2)	$(28)

Total Integration costs	$(4)	$(3)	$(0.01)	$(7)	$(5)	$(0.01)	$(9)	$(7)	$(0.02)	$(29)	$(2)	$(31)

Other notable items - primarily tax and TOP*	3Q19			2Q19			3Q18
($s in millions, except per share data)	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
Tax notable item	$—	$10	$0.02

Other notable items - TOP & other actions

Salaries & benefits	(4)	(3)	(0.01)
Outside services	(11)	(8)	(0.02)

Noninterest expense	$(15)	$(11)	$(0.03)

Total other notable items	$(15)	$(1)	$—

Total notable items(1)	$(19)	$(4)	$(0.01)	$(7)	$(5)	$(0.01)	$(9)	$(7)	$(0.02)

The following table provides information on Underlying results before the impact of notable items and Acquisitions.*

Underlying results/impact of Acquisitions:*

	Quarterly Trends
				3Q19 change from
($s in millions, except per share data)	3Q19	2Q19	3Q18	2Q19		3Q18
Net interest income	$1,145	$1,166	$1,148	(2)%		—%
Noninterest income	493	462	416	7		19

Total revenue	$1,638	$1,628	$1,564	1%		5%
Noninterest expense	973	951	910	2		7
Notable items	19	7	9	171		111

Underlying noninterest expense*	$954	$944	$901	1%		6%
Underlying pre-provision profit*	684	684	663	—		3
Provision for credit losses	101	97	78	4		29

Net income available to common stockholders	432	435	436	(1)		(1)
Underlying net income available to common stockholders*	436	440	443	(1)		(2)

Key performance metrics*
Diluted EPS	$0.97	$0.95	$0.91	2%		7%
Underlying EPS*	$0.98	$0.96	$0.93	2		5
Efficiency ratio	59%	58%	58%	99	bps	120	bps
Underlying efficiency ratio*	58	58	58	20		60

Operating leverage				(1.7)%		(2.2)%
Underlying operating leverage*				(0.3)		(1.1)
Underlying operating leverage before Acquisitions*						(3.5)%

Citizens Financial Group, Inc.

Discussion of results:

Net interest income				3Q19 change from
($s in millions)	3Q19	2Q19	3Q18	2Q19			3Q18
				$/bps		%	$/bps		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,377	$1,409	$1,303	$(32)		(2)%	$74		6%
Investment securities	153	164	167	(11)		(7)	(14)		(8)
Interest-bearing deposits in banks	8	7	7	1		14	1		14

Total interest income	$1,538	$1,580	$1,477	$(42)		(3)%	$61		4%

Interest expense:
Deposits	$297	$308	$214	$(11)		(4)%	$83		39%
Federal funds purchased and securities sold under agreements to repurchase	2	3	2	(1)		(33)	—		—
Other short-term borrowed funds(1)	—	1	4	(1)		(100)	(4)		(100)
Long-term borrowed funds(1)	94	102	109	(8)		(8)	(15)		(14)

Total interest expense	$393	$414	$329	$(21)		(5)%	$64		19%

Net interest income	$1,145	$1,166	$1,148	$(21)		(2)%	$(3)		—%

Net interest margin, FTE	3.12%	3.21%	3.22%	(9	) bps		(10	) bps

1)	Beginning in 1Q19, borrowed funds interest expense is based on original maturity and prior periods have been revised consistent with the current presentation.

Net interest income remained relatively stable with third quarter 2018 levels despite the challenging yield-curve environment, given 3% growth in interest-earning assets. Net interest margin of 3.12% decreased 10 basis points, as an increase in funding costs tied to modestly higher short-term rates and growth, as well as higher securities premium amortization tied to significantly lower long-term rates was only partially offset by the benefit of higher interest-earning asset yields, given continued mix shift towards better-returning assets and modestly higher short-term rates.

Compared with second quarter 2019, net interest income of $1.1 billion decreased $21 million, or 2%, as lower interest-earning asset yields, reflecting the impact of the challenging yield-curve environment, and higher securities premium amortization were only partially offset by the benefit of day count and a reduction in funding costs. Net interest margin of 3.12% decreased 9 basis points as a reduction in interest-earning asset yields, including the impact from higher securities premium amortization, was only partially offset by the benefit of lower funding costs, given lower short-term rates. Interest-bearing deposit costs decreased 6 basis points, reflecting strong pricing discipline.

Citizens Financial Group, Inc.

Noninterest Income				3Q19 change from
($s in millions)	3Q19	2Q19	3Q18	2Q19		3Q18
				$	%	$	%
Service charges and fees	$128	$126	$131	$2	2%	$(3)	(2)%
Card fees	67	64	61	3	5	6	10
Capital markets fees	39	57	47	(18)	(32)	(8)	(17)
Trust and investment services fees	50	53	45	(3)	(6)	5	11
Mortgage banking fees	117	62	49	55	89	68	139
Letter of credit and loan fees	34	33	32	1	3	2	6
Foreign exchange and interest rate products	35	35	31	—	—	4	13
Securities gains, net	3	4	3	(1)	(25)	—	—
Other income(1)	20	28	17	(8)	(29)	3	18

Noninterest income	$493	$462	$416	$31	7%	$77	19%

1)	Other income includes bank-owned life insurance and other income.

Record noninterest income of $493 million increased $77 million, or 19%, from third quarter 2018, reflecting strong mortgage banking fees driven by higher origination volumes and improved gain-on-sale margins, as well as strong card fees and growth in trust and investment services fees and foreign exchange and interest rate products. Before the impact of Acquisitions,* noninterest income of $415 million increased $23 million, or 6%, reflecting higher mortgage banking fees and card fees.

Compared with second quarter 2019, noninterest income increased $31 million, or 7%, driven by strong results in mortgage banking and card fees, as well as higher service charges and fees. These results were partially offset by a reduction in capital markets fees and trust and investment services fees from record second quarter levels, reflecting the impact of volatile market conditions and seasonality. Foreign exchange and interest rate products revenue remained near record levels. Other income reflects a $7 million benefit related to the lease restructuring, though was still lower than second quarter 2019 levels that included strong leasing income.

Noninterest Expense				3Q19 change from
($s in millions)	3Q19	2Q19	3Q18	2Q19		3Q18
				$	%	$	%
Salaries and employee benefits	$508	$507	$474	$1	—%	$34	7%
Equipment and software expense	130	126	117	4	3	13	11
Outside services	128	118	107	10	8	21	20
Occupancy	80	82	81	(2)	(2)	(1)	(1)
Other operating expense	127	118	131	9	8	(4)	(3)

Noninterest expense	$973	$951	$910	$22	2%	$63	7%

Notable items*	$19	$7	$9	$12	171%	$10	111%

Underlying,* as applicable
Salaries and employee benefits	$503	$505	$469	$(2)	—%	$34	7%
Equipment and software expense	130	126	117	4	3	13	11
Outside services	114	113	106	1	1	8	8
Occupancy	80	82	81	(2)	(2)	(1)	(1)
Other operating expense	127	118	128	9	8	(1)	(1)

Underlying noninterest expense*	$954	$944	$901	$10	1%	$53	6%

Third quarter 2019 noninterest expense of $973 million increased $63 million, or 7%, from third quarter 2018. Underlying noninterest expense before the impact of Acquisitions* of $915 million increased $39 million, or 4%, largely reflecting an increase in salaries and employee benefits given the impact of annual merit increases and revenue-based incentives as well as an increase in equipment and software expense and outside services. Results reflect the impact of our continued investments in growth initiatives.

Citizens Financial Group, Inc.

Compared with second quarter 2019, noninterest expense increased $22 million, or 2%. Underlying noninterest expense of $954 million* increased $10 million, largely reflecting $10 million in other operating expense related to the lease restructuring transaction. Results also reflect continued focus on expense discipline and the benefit of TOP efficiency initiatives.

The third quarter 2019 effective tax rate of 20.5% includes the impact of notable items largely tied to an operational restructure. On an Underlying basis*, the effective tax rate of 22.3% was broadly stable and compares to 23.2% for third quarter 2018 and 21.9% for second quarter 2019.

Consolidated balance sheet review(1)				3Q19 change from
($s in millions)	3Q19	2Q19	3Q18	2Q19			3Q18
				$/bps		%	$/bps		%
Total assets	$164,362	$162,749	$158,598	$1,613		1%	$5,764		4%
Total loans and leases	117,880	116,838	114,720	1,042		1	3,160		3
Total loans held for sale	2,015	2,205	1,330	(190)		(9)	685		52
Deposits	124,714	124,004	117,075	710		1	7,639		7
Stockholders’ equity	21,851	22,017	20,276	(166)		(1)	1,575		8
Stockholders’ common equity	20,718	20,884	19,733	(166)		(1)	985		5
Tangible common equity	$13,976	$14,141	$13,117	$(165)		(1)%	$859		7%
Loan-to-deposit ratio (period-end)(2)	94.5%	94.2%	98.0%	30	bps		(347	) bps
Loans to deposit ratio (average)(2)	94.6	95.6	97.4	(102)			(276)
Common equity tier 1 capital ratio(3)	10.3	10.5	10.8
Total capital ratio(3)	13.0%	13.4%	13.4%

1)	Represents period end unless otherwise noted.
2)	Excludes loans held for sale.
3)	Current reporting period regulatory capital ratios are preliminary.

Total assets of $164.4 billion at September 30, 2019 increased $5.8 billion, or 4%, from September 30, 2018, reflecting a $3.8 billion increase in loans and leases and loans held for sale as well as an $854 million increase in customer-related derivative assets, which appear in the financial supplement. Compared with June 30, 2019, total assets increased $1.6 billion driven by growth in loans, the investment portfolio and customer-related derivative assets.

Interest-earning assets				3Q19 change from
($s in millions)	3Q19	2Q19	3Q18	2Q19		3Q18
Period-end interest-earning assets				$	%	$	%
Investments and interest-bearing deposits	$27,964	$28,123	$28,642	$(159)	(1)%	$(678)	(2)%
Commercial loans and leases	56,733	56,963	55,405	(230)	—	1,328	2
Retail loans	61,147	59,875	59,315	1,272	2	1,832	3
Total loans and leases	117,880	116,838	114,720	1,042	1	3,160	3
Loans held for sale, at fair value	1,993	1,750	1,303	243	14	690	53
Other loans held for sale	22	455	27	(433)	(95)	(5)	(19)
Total loans and leases and loans held for sale	119,895	119,043	116,050	852	1	3,845	3

Total period-end interest-earning assets	$147,859	$147,166	$144,692	$693	—%	$3,167	2%

Average interest-earning assets
Investments and interest-bearing deposits	$27,114	$26,854	$26,835	$260	1%	$279	1%
Commercial loans and leases	56,983	57,879	55,276	(896)	(2)	1,707	3
Retail loans	60,274	59,904	58,695	370	1	1,579	3
Total loans and leases	117,257	117,783	113,971	(526)	—	3,286	3
Loans held for sale, at fair value	1,970	1,528	1,228	442	29	742	60
Other loans held for sale	134	158	129	(24)	(15)	5	4
Total loans and leases and loans held for sale	119,361	119,469	115,328	(108)	—	4,033	3

Total average interest-earning assets	$146,475	$146,323	$142,163	$152	—%	$4,312	3%

Citizens Financial Group, Inc.

Period-end interest earning assets of $147.9 billion increased $3.2 billion, or 2%, from September 30, 2018, as a $3.8 billion, or 3%, increase in loans and loans held for sale was partially offset by a reduction in the investment portfolio. Compared with June 30, 2019, period-end interest-earning assets increased $693 million as a $1 billion increase in loans and leases was partially offset by a reduction in the investment portfolio and loans held for sale. The average effective duration of the securities portfolio decreased to 3.2 years as of September 30, 2019 from 4.7 years at September 30, 2018 and 3.3 years at June 30, 2019, given lower long-term rates that drove an increase in securities prepayment speeds.

Average interest-earning assets of $146.5 billion in third quarter 2019 increased $4.3 billion, or 3%, from third quarter 2018, driven by a $3.3 billion, or 3%, increase in loans and leases. Commercial loans and leases increased $1.7 billion, or 3%, and retail loans increased $1.6 billion, or 3%. Results also reflect a $747 million increase in loans held for sale, given the impact of FAMC. Commercial loan results reflect strength in commercial and industrial loans, driven by geographic, product and client-focused expansion strategies as well as strength in commercial real estate, partially offset by planned reductions in commercial leases. Retail loan growth was driven by mortgage, education finance and other retail, partially offset by lower home equity and planned reductions in auto.

Compared with second quarter 2019, average interest-earning assets were relatively stable, as a $418 million increase in loans held for sale, a $370 million increase in retail loans and a $260 million increase in the investment portfolio were partially offset by a $896 million decrease in commercial loans, as the benefit of geographic, product and client-focused strategies was more than offset by the impact of relatively high repayments and lower line of credit utilization as well as planned reductions in commercial leases. Excluding the impact of second quarter 2019 loan sales, average loans remained broadly stable.

Deposits				3Q19 change from
($s in millions)	3Q19	2Q19	3Q18	2Q19		3Q18
Period-end deposits				$	%	$	%
Demand deposits	$29,939	$28,192	$29,785	$1,747	6%	$154	1%
Checking with interest	24,403	25,021	22,323	(618)	(2)	2,080	9
Savings	13,479	13,495	10,523	(16)	—	2,956	28
Money market accounts	36,826	35,329	35,613	1,497	4	1,213	3
Term deposits	20,067	21,967	18,831	(1,900)	(9)	1,236	7

Total period-end deposits	$124,714	$124,004	$117,075	$710	1%	$7,639	7%

Average deposits
Demand deposits	$28,945	$28,389	$29,703	$556	2%	$(758)	(3)%
Checking with interest	23,422	23,919	21,780	(497)	(2)	1,642	8
Savings	13,442	13,324	10,198	118	1	3,244	32
Money market accounts	37,161	35,228	36,593	1,933	5	568	2
Term deposits	20,951	22,292	18,764	(1,341)	(6)	2,187	12

Total average deposits	$123,921	$123,152	$117,038	$769	1%	$6,883	6%

Total period-end deposits of $124.7 billion at September 30, 2019 increased $7.6 billion, or 7%, from September 30, 2018, driven by growth in savings, checking with interest, term deposits and money market accounts.

Compared with June 30, 2019, period-end total deposits increased $710 million reflecting growth in demand deposits and money market accounts, partially offset by a decrease in term deposits and checking with interest. Citizens Access® deposits totaled $5.6 billion at September 30, 2019, up from $5.4 billion at June 30, 2019.

Third quarter 2019 average deposits of $123.9 billion increased $6.9 billion, or 6%, from third quarter 2018, reflecting growth in savings, term deposits, checking with interest and money market accounts, partially offset by a decrease in demand deposits.

Citizens Financial Group, Inc.

Compared with second quarter 2019, average deposits increased $769 million as growth in money market accounts, demand deposits and savings was partially offset by a decrease in term deposits and checking with interest.

Borrowed Funds				3Q19 change from
($s in millions)	3Q19	2Q19	3Q18	2Q19		3Q18
Period-end borrowed funds				$	%	$	%
Federal funds purchased and securities sold under agreements to repurchase	$867	$1,132	$374	$(265)	(23)%	$493	132%
Other short-term borrowed funds(1)	210	309	512	(99)	(32)	(302)	(59)
Long-term borrowed funds(1)
FHLB advances	3,007	2,258	8,012	749	33	(5,005)	(62)
Senior debt	8,143	7,624	7,471	519	7	672	9
Subordinated debt and other debt	1,656	1,656	1,650	—	—	6	—

Total borrowed funds	$13,883	$12,979	$18,019	$904	7%	$(4,136)	(23)

Average borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$487	$818	$643	$(331)	(40)%	$(156)	(24)%
Other short-term borrowed funds(1)	113	45	748	68	151	(635)	(85)
Long-term borrowed funds(1)
FHLB advances	2,478	3,155	5,038	(677)	(21)	(2,560)	(51)
Senior debt	8,000	7,573	7,472	427	6	528	7
Subordinated debt and other debt	1,656	1,658	1,774	(2)	—	(118)	(7)

Total average borrowed funds	$12,734	$13,249	$15,675	$(515)	(4)%	$(2,941)	(19)%

1)	Beginning in 1Q19, borrowed funds balances are based on original maturity and prior periods have been revised consistent with the current presentation.

Total borrowed funds of $13.9 billion at September 30, 2019 decreased $4.1 billion, or 23%, from September 30, 2018, reflecting a $4.3 billion decrease in long-term borrowings partially offset by a $191 million increase in short-term borrowings, given improved funding mix from deposit growth. Compared with June 30, 2019, total borrowed funds increased $904 million, reflecting a $1.3 billion increase in long-term borrowings partially offset by a $364 million decrease in short-term borrowed funds.

Average borrowed funds of $12.7 billion decreased $2.9 billion, or 19%, from third quarter 2018 driven by a $2.2 billion decrease in long-term borrowings and a $791 million decrease in short-term borrowings, reflecting improved funding mix from deposit growth partially offset by an increase in senior debt. Compared with June 30, 2019 average borrowed funds decreased $515 million, or 4%, reflecting a $263 million decrease in short-term borrowings and a $252 million decrease in long-term borrowings given improved funding mix from deposit growth.

Capital				3Q19 change from
($s and shares in millions except per share data)	3Q19	2Q19	3Q18	2Q19		3Q18
Period-end capital				$	%	$	%
Stockholders’ equity	$21,851	$22,017	$20,276	$(166)	(1)%	$1,575	8%
Stockholders’ common equity	20,718	20,884	19,733	(166)	(1)	985	5
Tangible common equity	13,976	14,141	13,117	(165)	(1)	859	7
Tangible book value per common share	$31.48	$30.88	$27.66	$0.60	2	$3.82	14
Common shares - at end of period	443.9	457.9	474.1	(14.0)	(3)	(30.2)	(6)
Common shares - average (diluted)	447.1	459.3	477.6	(12.2)	(3)%	(30.5)	(6)%
Common equity tier 1 capital ratio(1)	10.3%	10.5%	10.8%
Total capital ratio(1)	13.0	13.4	13.4
Tier 1 leverage ratio(1)	9.9%	10.1%	9.9%

1)	Current reporting-period regulatory capital ratios are preliminary.

Citizens Financial Group, Inc.

At September 30, 2019, our Basel III capital ratios remained well in excess of applicable regulatory requirements with a CET1 capital ratio of 10.3% compared with 10.5% at June 30, 2019 and 10.8% at September 30, 2018, and a total capital ratio of 13.0% compared with total capital ratios of 13.4% as of June 30, 2019 and 13.4% as of September 30, 2018.* Our capital ratios continue to reflect progress towards our objective of aligning our capital profile with peer regional banks, while maintaining a strong capital base to continue to drive future performance.

Tangible book value per common share of $31.48 increased 2% from second quarter 2019 and increased 14% from third quarter 2018.

As part of CFG’s 2019 Capital Plan (the “Plan”), the company increased its third quarter 2019 quarterly common dividend by 13% and repurchased 14.1 million shares of common stock at a weighted-average price of $35.43. Total capital returned to shareholders in third quarter 2019, including common dividends, was $662 million. These results compare with $268 million returned to common shareholders in second quarter 2019 and $529 million in third quarter 2018. Future capital actions are subject to consideration and approval by Citizens’ Board of Directors. Citizens continues to target a medium-term dividend payout ratio in the 35 to 40 percent range.

Credit quality review				3Q19 change from
($s in millions)	3Q19	2Q19	3Q18	2Q19			3Q18
				$/bps		%	$/bps		%
Nonperforming loans and leases	$793	$770	$832	$23		3%	$(39)		(5)%
Net charge-offs	113	106	86	7		7	27		31
Provision for credit losses	101	97	78	4		4	23		29
Allowance for loan and lease losses	$1,263	$1,227	$1,242	$36		3%	$21		2%

Nonperforming loans and leases as a % of loans and leases	0.67%	0.66%	0.73%	1	bps		(6	) bps
Net charge-offs as a % of average loans and leases	0.38	0.36	0.30	2			8

Allowance for loan and lease losses as a % of loans and leases	1.07	1.05	1.08	2			(1)
Allowance for loan and lease losses as a % of nonperforming loans and leases	159.3%	159.4%	149.3%	(11	)bps		NM

Overall credit quality remains strong, reflecting an improving risk profile in retail and a broadly stable risk profile in commercial. Nonperforming loans and leases decreased $39 million, or 5%, compared with September 30, 2018, reflecting a $23 million increase tied to commercial real estate and a $62 million decrease in retail driven by improvements in home equity and education. Compared to June 30, 2019, nonperforming loans and leases of $793 million increased $23 million, or 3%, reflecting a $62 million increase in commercial primarily tied to a small number of uncorrelated loans, partially offset by a $39 million decrease in retail driven by improvements in home equity and education. The nonperforming loans and leases to loans and leases ratio of 0.67% at September 30, 2019 remained stable with June 30, 2019 levels and improved 6 basis points from 0.73% at September 30, 2018.

Net charge-offs of $113 million increased $27 million from third quarter 2018, reflecting a $16 million increase in commercial driven by a small number of uncorrelated losses. Results also reflect an $11 million increase in retail driven by expected seasoning in growth portfolios. Third quarter 2019 net charge-offs of 38 basis points of average loans and leases compares to 30 basis points in third quarter 2018 and 36 basis points in second quarter 2019.

Compared with second quarter 2019, net charge-offs of $113 million increased $7 million, largely reflecting the impact of the lease restructuring transaction.

Citizens Financial Group, Inc.

Allowance for loan and lease losses of $1.3 billion increased $36 million from second quarter 2019 and $21 million from third quarter 2018 levels, as the impact of loan growth and expected seasoning in retail growth portfolios was partially offset by a modest reduction in commercial, given the broadly stable risk profile of the portfolio and an overall benign credit environment.

The ratio of the allowance for loan and lease losses to loans and leases of 1.07% as of September 30, 2019, compares to 1.05% as of June 30, 2019 and 1.08% as of September 30, 2018. The allowance for loan and lease losses to nonperforming loans and leases ratio of 159% as of September 30, 2019 compares to 159% as of June 30, 2019, and 149% as of September 30, 2018.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:     Peter Lucht - 781.655.2289

Investors: Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:      9:00 am ET

Dial-in: (800) 230-1059, conference ID 471046

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.

Replay Information: A replay of the conference call will be available beginning at 11:00 am ET on October 18 through November 18, 2019. Please dial (800) 475-6701 and enter access code 471046. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $164.4 billion in assets as of September 30, 2019. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 2,900 ATMs and approximately 1,100 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products, and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Key Performance Metrics and Non-GAAP Financial Measures and Reconciliations

(in millions, except share, per-share and ratio data)

Key Performance Metrics:

Our Management uses certain key performance metrics (KPMs) to gauge our progress against strategic and operational goals, as well as to compare our performance against peers. The KPMs are referred to in our Registration Statements on Form S-1 and our external financial reports filed with the Securities and Exchange Commission. The KPMs include:

•	Return on average tangible common equity (ROTCE);

•	Return on average total tangible assets (ROTA);

•	Efficiency ratio;

•	Operating leverage; and

•	Common equity tier 1 capital ratio.

Established targets for the KPMs are based on Management-reporting results which are currently referred to by the Company as “Underlying” results. In historical periods, these results may have been referred to as “Adjusted” or “Adjusted/Underlying” results. We believe that Underlying results, which exclude notable items, provide the best representation of our underlying financial progress toward the KPMs as the results exclude items that our Management does not consider indicative of our on-going financial performance. We have consistently shown investors our KPMs on a Management-reporting basis since our initial public offering in September of 2014. KPMs that reflect Underlying results are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures denoted as Underlying results. In historical periods, these results may have been referred to as Adjusted or Adjusted/Underlying results. Underlying results for any given reporting period exclude certain items that may occur in that period which Management does not consider indicative of the Company’s on-going financial performance. We believe these non-GAAP financial measures provide useful information to investors because they are used by our Management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results in any given reporting period reflect our on-going financial performance in that period and, accordingly, are useful to consider in addition to our GAAP financial results. We further believe the presentation of Underlying results increases comparability of period-to-period results. The following tables present reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					3Q19 Change
		3Q19	2Q19	3Q18	2Q19		3Q18
					$/bps	%	$/bps	%
Noninterest income, Underlying:
Noninterest income (GAAP)		$493	$462	$416	$31	7%	$77	19%
Less: Notable items		—	—	—	—	—	—	—

Noninterest income, Underlying (non-GAAP)		$493	$462	$416	$31	7%	$77	19%

Total revenue, Underlying:
Total revenue (GAAP)	A	$1,638	$1,628	$1,564	$10	1%	$74	5%
Less: Notable items		—	—	—	—	—	—	—

Total revenue, Underlying (non-GAAP)	B	$1,638	$1,628	$1,564	$10	1%	$74	5%

Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$973	$951	$910	$22	2%	$63	7%
Less: Notable items		19	7	9	12	171	10	111

Noninterest expense, Underlying (non-GAAP)	D	$954	$944	$901	$10	1%	$53	6%

Pre-provision profit:
Total revenue (GAAP)	A	$1,638	$1,628	$1,564	$10	1%	$74	5%
Less: Noninterest expense (GAAP)	C	973	951	910	22	2	63	7

Pre-provision profit (GAAP)		$665	$677	$654	($12)	(2%)	$11	2%

Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,638	$1,628	$1,564	$10	1%	$74	5%
Less: Noninterest expense, Underlying (non-GAAP)	D	954	944	901	10	1	53	6

Pre-provision profit, Underlying (non-GAAP)		$684	$684	$663	$—	—%	$21	3%

Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$564	$580	$576	($16)	(3%)	($12)	(2%)

Less: Income (expense) before income tax expense (benefit) related to notable items		(19)	(7)	(9)	(12)	(171)	(10)	(111)

Income before income tax expense, Underlying (non-GAAP)	F	$583	$587	$585	($4)	(1%)	($2)	—%

Income tax expense, Underlying:
Income tax expense (benefit) (GAAP)	G	$115	$127	$133	($12)	(9%)	($18)	(14%)
Less: Income tax expense (benefit) related to notable items		(15)	(2)	(2)	(13)	NM	(13)	NM

Income tax expense, Underlying (non-GAAP)	H	$130	$129	$135	$1	1%	($5)	(4%)

Net income, Underlying:
Net income (GAAP)	I	$449	$453	$443	($4)	(1%)	$6	1%
Add: Notable items, net of income tax expense (benefit)		4	5	7	(1)	(20)	(3)	(43)

Net income, Underlying (non-GAAP)	J	$453	$458	$450	($5)	(1%)	$3	1%

Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	K	$432	$435	$436	($3)	(1%)	($4)	(1%)
Add: Notable items, net of income tax expense (benefit)		4	5	7	(1)	(20)	(3)	(43)

Net income available to common stockholders, Underlying (non-GAAP)	L	$436	$440	$443	($4)	(1%)	($7)	(2%)

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					3Q19 Change
		3Q19	2Q19	3Q18	2Q19			3Q18
					$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,638	$1,628	$1,564	$10		0.68%	$74		4.72%
Less: Noninterest expense (GAAP)	C	973	951	910	22		2.39	63		6.88

Operating leverage							(1.71%)			(2.16%)

Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,638	$1,628	$1,564	$10		0.68%	$74		4.70%
Less: Noninterest expense, Underlying (non-GAAP)	D	954	944	901	10		1.03	53		5.78

Operating leverage, Underlying (non-GAAP)							(0.35%)			(1.08%)

Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	59.40%	58.41%	58.20%	99	bps		120	bps
Efficiency ratio, Underlying (non-GAAP)	D/B	58.22	58.02	57.62	20	bps		60	bps
Effective income tax rate and effective income tax rate, Underlying:
Effective income tax rate	G/E	20.46%	21.86%	23.16%	(140	) bps		(270	) bps
Effective income tax rate, Underlying (non-GAAP)	H/F	22.29	21.89	23.20	40	bps		(91	) bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	M	$20,533	$20,420	$19,599	$113		1%	$934		5%
Return on average common equity	K/M	8.35%	8.54%	8.82%	(19	) bps		(47	) bps
Return on average common equity, Underlying (non-GAAP)	L/M	8.45	8.63	8.96	(18	) bps		(51	) bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	M	$20,533	$20,420	$19,599	$113		1%	$934		5%
Less: Average goodwill (GAAP)		7,044	7,040	6,926	4		—	118		2
Less: Average other intangibles (GAAP)		73	80	22	(7)		(9)	51		232
Add: Average deferred tax liabilities related to goodwill (GAAP)		372	370	360	2		1	12		3

Average tangible common equity	N	$13,788	$13,670	$13,011	$118		1%	$777		6%

Return on average tangible common equity	K/N	12.44%	12.75%	13.29%	(31	) bps		(85	) bps
Return on average tangible common equity, Underlying (non-GAAP)	L/N	12.58	12.89	13.50	(31	) bps		(92	) bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	O	$162,110	$161,489	$155,624	$621		—%	$6,486		4%
Return on average total assets	I/O	1.10%	1.13%	1.13%	(3	) bps		(3	) bps
Return on average total assets, Underlying (non-GAAP)	J/O	1.11	1.14	1.15	(3	) bps		(4	) bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	O	$162,110	$161,489	$155,624	$621		—%	$6,486		4%
Less: Average goodwill (GAAP)		7,044	7,040	6,926	4		—	118		2
Less: Average other intangibles (GAAP)		73	80	22	(7)		(9)	51		232
Add: Average deferred tax liabilities related to goodwill (GAAP)		372	370	360	2		1	12		3

Average tangible assets	P	$155,365	$154,739	$149,036	$626		—%	$6,329		4%

Return on average total tangible assets	I/P	1.15%	1.17%	1.18%	(2	) bps		(3	) bps
Return on average total tangible assets, Underlying (non-GAAP)	J/P	1.16	1.19	1.20	(3	) bps		(4	) bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					3Q19 Change
		3Q19	2Q19	3Q18	2Q19		3Q18
					$/bps	%	$/bps	%
Tangible book value per common share:
Common shares - at period-end (GAAP)	Q	443,913,525	457,903,826	474,120,616	(13,990,301)	(3%)	(30,207,091)	(6%)
Common stockholders’ equity (GAAP)		$20,718	$20,884	$19,733	($166)	(1)	$985	5
Less: Goodwill (GAAP)		7,044	7,040	6,946	4	—	98	1
Less: Other intangible assets (GAAP)		71	74	33	(3)	(4)	38	115
Add: Deferred tax liabilities related to goodwill (GAAP)		373	371	363	2	1	10	3

Tangible common equity	R	$13,976	$14,141	$13,117	($165)	(1%)	$859	7%

Tangible book value per common share	R/Q	$31.48	$30.88	$27.66	$0.60	2%	$3.82	14%
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	S	445,703,987	458,154,335	475,957,526	(12,450,348)	(3%)	(30,253,539)	(6%)
Average common shares outstanding - diluted (GAAP)	T	447,134,595	459,304,224	477,599,917	(12,169,629)	(3)	(30,465,322)	(6)
Net income per average common share - basic (GAAP)	K/S	$0.97	$0.95	$0.92	$0.02	2	$0.05	5
Net income per average common share - diluted (GAAP)	K/T	0.97	0.95	0.91	0.02	2	0.06	7
Net income per average common share - basic, Underlying (non-GAAP)	L/S	0.98	0.96	0.93	0.02	2	0.05	5
Net income per average common share - diluted, Underlying (non-GAAP)	L/T	0.98	0.96	0.93	0.02	2	0.05	5
Salaries and employee benefits, Underlying:
Salaries and employee benefits (GAAP)		$508	$507	$474	$1	—%	$34	7%
Less: Notable items		5	2	5	3	150	—	—

Salaries and employee benefits, Underlying (non-GAAP)		$503	$505	$469	($2)	—%	$34	7%

Outside services, Underlying:
Outside services (GAAP)		$128	$118	$107	$10	8%	$21	20%
Less: Notable items		14	5	1	9	180	13	NM

Outside services, Underlying (non-GAAP)		$114	$113	$106	$1	1%	$8	8%

Other operating expense, Underlying:
Other operating expense (GAAP)		$127	$118	$131	$9	8%	($4)	(3%)
Less: Notable items		—	—	3	—	—	(3)	(100)

Other operating expense, Underlying (non-GAAP)		$127	$118	$128	$9	8%	($1)	(1%)

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations - Underlying excluding Acquisitions

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					3Q19 Change
		3Q19	2Q19	3Q18	2Q19		3Q18
					$/bps	%	$/bps	%
Noninterest income, Underlying excluding Acquisitions:
Noninterest income (GAAP)		$493	$462	$416	$31	7%	$77	19%
Less: Acquisitions impact		78	49	24	29	59	54	225

Noninterest income, Underlying excluding Acquisitions (non-GAAP)		$415	$413	$392	$2	—%	$23	6%

Total revenue, Underlying excluding Acquisitions:
Total revenue (GAAP)	A	$1,638	$1,628	$1,564	$10	1%	$74	5%
Less: Acquisitions impact		85	54	26	31	57	59	227

Total revenue, Underlying excluding Acquisitions (non-GAAP)	B	$1,553	$1,574	$1,538	($21)	(1%)	$15	1%

Noninterest expense, Underlying excluding Acquisitions:
Noninterest expense (GAAP)	C	$973	$951	$910	$22	2%	$63	7%
Less: Notable items		19	7	9	12	171	10	111
Less: Acquisitions impact		39	37	25	2	5	14	56

Noninterest expense, Underlying excluding Acquisitions (non-GAAP)	D	$915	$907	$876	$8	1%	$39	4%

Operating leverage:
Total revenue (GAAP)	A	$1,638	$1,628	$1,564	$10	0.68%	$74	4.72%
Less: Noninterest expense (GAAP)	C	973	951	910	22	2.39	63	6.88

Operating leverage						(1.71%)		(2.16%)

Operating leverage, Underlying excluding Acquisitions:
Total revenue, Underlying excluding Acquisitions (non-GAAP)	B	$1,553	$1,574	$1,538	($21)	(1.36%)	$15	0.94%

Less: Noninterest expense, Underlying excluding Acquisitions (non-GAAP)	D	915	907	876	8	0.79	39	4.40

Operating leverage, Underlying excluding Acquisitions (non-GAAP)						(2.15%)		(3.46%)

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations - Underlying excluding Acquisitions and Lease Restructuring

(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
				3Q19 Change
	3Q19	2Q19	3Q18	2Q19		3Q18
				$/bps	%	$/bps	%
Noninterest income, Underlying excluding Acquisitions and Lease restructuring:
Noninterest income (GAAP)	$493	$462	$416	$31	7%	$77	19%
Less: Notable items	—	—	—	—	—	—	—
Less: Acquisitions impact	78	49	24	29	59	54	225
Less: Lease restructuring impact	7	—	—	7	100	7	100

Noninterest income, Underlying excluding Acquisitions and Lease restructuring (non-GAAP)	$408	$413	$392	($5)	(1%)	$16	4%

Noninterest expense, Underlying excluding Acquisitions and Lease restructuring:
Noninterest expense (GAAP)	$973	$951	$910	$22	2%	$63	7%
Less: Notable items	19	7	9	12	171	10	111
Less: Acquisitions impact	39	37	25	2	5	14	56
Less: Lease restructuring impact	10	—	—	10	100	10	100

Noninterest expense, Underlying excluding Acquisitions and Lease restructuring (non-GAAP)	$905	$907	$876	($2)	—%	$29	3%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•

Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

Citizens Financial Group, Inc.

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•

Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Note: Per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR